Exhibit 5.1

August 26, 2011

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Primerica, Inc., a Delaware corporation (the “Company”), and I have been asked to render this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering up to 2,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company to be offered pursuant to the Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Incentive Plan”).

I, or attorneys under my supervision, have examined the Registration Statement, the Incentive Plan and the Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. I, or attorneys under my supervision, have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Incentive Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Peter W. Schneider
Peter W. Schneider
Executive Vice President, General
Counsel and Secretary